EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 16, 2015, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio 2015-4; Closed-End Strategy: Global Income Portfolio 2015-4 and Closed-End Strategy: Diversified Credit Opportunities Portfolio 2015-4 (included in Invesco Unit Trusts, Series 1591) as of October 16, 2015, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-206200) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 16, 2015